[FORM OF PRESS RELEASE]

                          COOPER TIRE & RUBBER COMPANY


             COOPER TIRE & RUBBER COMPANY RENEWS STOCKHOLDER RIGHTS
                                      PLAN

         NEW YORK -- May 15, 1998, Cooper Tire & Rubber Company (NYSE: CTB) announced today that its Board of Directors has renewed the Company's stockholder rights plan designed to protect its stockholders from unsolicited, coercive takeover proposals.

         A new amended and restated plan was adopted in the normal course of updating and extending the predecessor stockholder rights plan, which was scheduled to expire on May 27, 1998, and not in response to any acquisition proposal. The expiration date of the rights plan has been extended to May 11, 2008.

         The amended plan reflects prevailing stockholder rights plan terms. The share ownership level which triggers the exercise of the rights and the flip-in and flip-over features of the rights plan has been lowered to 15% and the independent director provision in the predecessor rights plan has been omitted from the amended plan.

         Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, was founded in 1914, and specializes in the manufacturing and marketing of tires and inner tubes for the automotive aftermarket and components in the categories of vibration control, hoses, and body and window seals for original equipment automotive manufacturers.